FOR IMMEDIATE RELEASE                                       Company Contact:
November 3, 2004                                               Jacqueline E. Burwitz
                                                             Vice President, Investor Relations
                                                             314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FISCAL 2004 RESULTS

St. Louis, Missouri, November 3, 2004 - Energizer Holdings, Inc, [NYSE: ENR], today announced results of its fourth quarter ended September 30, 2004. Net earnings for the quarter were $60.3 million, or $0.77 per diluted share, versus net earnings of $33.0 million, or $0.38 per diluted share, in the fourth fiscal quarter of 2003. The current year quarter includes an after-tax expense of $9.6 million, or $0.12 per diluted share related to special pension benefits, nearly offset by adjustments to prior year tax accruals of $8.5 million, or $0.11 per diluted share. The prior year quarter includes an after-tax expense of $22.4 million, or $0.25 per diluted share, relating to the write-up of inventory purchased in the Schick Wilkinson Sword (SWS) acquisition and an after-tax charge of $12.4 million, or $0.14 per diluted share related to early payment of long-term debt, partially offset by tax benefits related to prior year losses of $4.4 million, or $0.05 per share.

For the current quarter, sales increased 7% to $756.2 million related to improved sales in both battery segments, partially offset by decreased sales in the razor and blade segment. Profit from operating segments declined 1% to $124.8 million, as improvements in the North America battery segment were offset by a decline in the razors and blade segment. General corporate and other expenses increased $3.8 million, and interest and other financing items increased $3.6 million, excluding the prepayment penalty in the prior year mentioned above.

“North America Battery results were up substantially for the quarter, partially because of the active hurricane season, but also reflecting growth across our entire product portfolio,” said Ward Klein, President and Chief Operating Officer. “The international battery business also showed strong top line growth as we continue to invest in our brands and enhance our presence in key markets. Schick's sales momentum has slowed for the first time since the acquisition, but this was anticipated following our significant promotional activity last quarter and against very difficult prior year comps which included the Quattro launch. The razor and blade category has been extremely competitive, and we expect that to continue. Nevertheless Schick’s performance has been consistent with our expectations for the business when we acquired it, and we are confident about the future.”

For the year ended September 30, 2004, net earnings were $267.4 million, or $3.21 per diluted share, compared to net earnings of $169.9 million, or $1.93 per diluted share, in the same period last year. The current year results include previously mentioned tax benefits related to prior year accruals and tax benefits related to prior year losses of $16.2 million, or $0.19 per diluted share, partially offset by the previously mentioned special pension benefit charges. In addition to the prepayment penalty mentioned above, fiscal 2003 results include an after-tax expense of $58.3 million, or $0.66 per diluted share, relating to the write-up of acquired SWS inventory, an after-tax gain on a property sale of $5.7 million, or $0.07 per diluted share, intellectual property rights income of $5.2 million, after taxes, or $0.06 per diluted share, and recognition of tax benefits related to prior year losses of $12.2 million, or $0.14 per diluted share.

For fiscal 2004, sales increased $580.2 million, or 26%, and segment profit increased $81.7 million, or 20%, due to the inclusion of SWS and higher battery sales. General corporate and other expenses increased $31.1 million, and interest and other financing items increased $8.9 million, excluding the prepayment penalty in the prior year mentioned above.

North America Battery

Net sales for the fourth quarter of 2004 of $331.7 million increased $45.3 million, or 16%, due to higher sales volumes. The impact of four major hurricanes in the current quarter contributed approximately $40 million of sales compared to approximately $18 million in incremental sales volume in last year’s fourth quarter related to a major hurricane and the east coast black out. Apart from such event-driven volume, alkaline battery sales grew approximately 5%, with even more significant growth in other product lines.

Gross margin for the current quarter increased $14.8 million on higher sales volumes, however much of the sales increases were in large cell-size batteries and lighting products, which generally have lower margins than other product lines. Segment profit increased $10.5 million, or 13%, as higher gross margin was partially offset by higher overhead expenses.

In the United States (U.S.), retail alkaline category units grew 2% compared to the same quarter last year, while category value sales grew 1%. Retail consumption of Energizer’s alkaline products increased an estimated 9% in units and 6% in value for the quarter. Energizer estimates its share of the alkaline battery market was up approximately one and a half percentage points compared to the September 2003 quarter. This market growth is not due to increased promotional spending. In fact, non-promoted retail sales were up 9% for the quarter versus the same quarter last year; whereas, promoted retail sales were down 4% as reported by A.C. Nielsen. A substantial portion of the share increase can be attributed to our ability to execute effectively during the hurricanes, and Energizer’s relatively large presence in several key retailers that have a concentration in the southeastern U.S., the area most impacted by the hurricanes. Additionally, our U.S. share has grown due to improved consumer off take from increased advertising, increased distribution and better merchandising execution at retail. Energizer estimates that overall retail inventory levels at September 30, 2004, are slightly above seasonally normal levels.

For fiscal 2004, sales increased $75.7 million, or 7%, primarily due to higher volume and favorable Canadian currency translation of $7.7 million. Segment profit increased $14.7 million, with currency accounting for $4.3 million of the improvement. Absent currency effects, higher segment profit from increased sales was partially offset by higher overhead and advertising and promotion expenses.

International Battery

Net sales for the quarter increased $14.4 million, or 8%, on higher volume and favorable currency impacts of $7.3 million. Segment profit declined $1.9 million for the quarter as margin from higher volume and favorable currency of $3.3 million were more than offset by higher selling, advertising, promotion and general and administrative expenses.

For the year, net sales increased $69.4 million, or 9%, on favorable currency impacts of $51.6 million and higher volumes in all areas, partially offset by unfavorable pricing and product mix, primarily in Europe. Segment profit increased $25.3 million for the year, including a $26.6 million favorable impact from currencies. Absent currencies, segment profit decreased $1.3 million as higher sales were offset by higher selling, advertising, promotion and general and administrative expenses.

Razors and Blades

Energizer’s acquisition of SWS was completed on March 28, 2003; therefore, the comparison of the Fiscal 2004 results is versus pro forma results for Fiscal 2003, as shown in Note 3 of the Condensed Financial Statements.

For the quarter, razor and blades sales declined $7.0 million or 3%. Absent favorable currency effects of $8.8 million, sales declined $15.8 million or 7%. On a constant currency basis, sales of the QUATTRO brand increased in the quarter reflecting incremental consumption in most major world markets throughout the quarter compared to significant retail pipeline sales in several major markets last year following the September 2003 brand launch. Intuition sales were relatively flat for the quarter as strong replacement blade growth was roughly offset by lower razor handle sales versus last year's introduction period. Constant currency sales of remaining SWS products declined in the quarter as expected following the launch of these two major, high end product lines.

For the quarter, SWS’ U.S. dollar share of the wet shave category was approximately 18%, compared to 24% for the June 2004 quarter and 18% for the September 2003 quarter, according to A.C. Nielsen. SWS’ U.S. dollar share of blades was 17% in the September quarter versus 18% last quarter and 16% for the same quarter last year. The current quarter declines versus June 2004 were anticipated due to lower SWS promotional activity and recently launched competitor products.

Segment profit for the quarter was $14.4 million, a decrease of $9.1 million as lower sales and higher advertising and promotion expenses were partially offset by lower product costs and favorable currency of $2.7 million. The prior year September quarter benefited from QUATTRO sell-in to retailers with minimal corresponding advertising and promotion expense. The majority of QUATTRO’s advertising and promotional campaign began in October 2003.

For the year, sales increased $123.1 million, or 17%, as incremental sales of Intuition and QUATTRO and $52.4 million of favorable currency were partially offset by anticipated declines in other product lines. QUATTRO and Intuition, combined, contributed over a quarter of a billion dollars of net sales in 2004. Segment profit for the year increased $28.8 million, or 51%, to $85.7 million as higher sales, lower product costs and favorable currency impacts of $15.7 million were partially offset by significantly higher advertising and promotion expense in support of the new brands.

Other Items

Battery research and development expenses were nearly flat for the quarter and increased $3.9 million for the year due to an asset impairment charge earlier in the year relating to a discontinued technology development initiative.

Corporate and other expenses increased $3.8 million for the quarter and $31.1 million for the year, primarily reflecting higher legal, integration and business realignment costs, and for the year, higher management and administrative costs following the SWS acquisition. Integration costs of $17.9 million in 2004 and $6.3 million in 2003 are reflected in corporate and general expenses. Annual integration savings are projected at approximately $18 million for 2005. In 2004, approximately $13 million of such savings were realized and are reflected in segment results.

Interest expense was essentially flat for the quarter and $2.6 million higher for the year on higher average debt, offset by lower interest rates. Higher average debt for the quarter reflects significant share repurchase in the latter portion of 2004 and borrowings for the SWS acquisition for all of 2004 compared with six months in 2003. The payoff of high fixed rate debt in September 2003 and generally lower rates on variable debt early in 2004 partially offset the higher average debt. Other financing expense declined $16.8 million for the quarter and $13.7 million for the year compared to the same periods last year, which included a $20 million charge related to early repayment of debt, partially offset by foreign currency gains.

The income tax rate reported for the current quarter was 17.5% compared to 24.1% for the same quarter last year. The current quarter rate includes benefits of $8.5 million related to adjustments to prior years’ tax accruals. The prior year tax rate is also reduced by the impact of the aforementioned inventory write-up, and by recognition of benefits related to prior year losses of $4.4 million. The income tax rate in the quarter for both years reflects an adjustment necessary to reduce the nine month recorded tax rate to the final full year rate.

For the year, income taxes were 25.3% of earnings before taxes compared to 28.5% last year. The current year rate reflects recognition of benefits related to prior year losses of $16.2 million and the previously mentioned adjustments to prior years’ tax accruals. The prior year tax rate reflects recognition of benefits related to prior year losses of $12.2 million as well as a 1.8 percentage point reduction due to the tax impact of the aforementioned inventory write-up. Excluding these items in both years, the tax rate would have been 32.2% in 2004 and 34.0% in 2003. The improved tax rate is primarily due to higher foreign earnings and an improved country mix.

Capital expenditures and depreciation expense for the quarter were $44.8 million and $26.9 million, respectively. For the year, capital expenditures were $121.4 million, and depreciation expense was $110.0 million.

During the quarter, Energizer repurchased 6.3 million shares of its common stock bringing the total purchased in fiscal 2004 to 13.4 million. Energizer has 8.2 million shares remaining on the 10.0 million share repurchase authorization approved by its Board of Directors in August 2004.

During the quarter, Energizer announced a Voluntary Enhanced Retirement Option (VERO) offered to approximately 600 eligible employees in the U. S. of which 321 employees accepted. A charge of $15.2 million, pre-tax, was recorded during the quarter related to the VERO and certain other special pension benefits. Future cost savings from the VERO program are expected to be approximately $9 to $12 million annually, with about half that amount realized in 2005.

# # #
Statements in this press release that are not historical, particularly statements regarding ongoing competitive conditions in the razors and blades category, continuing investment in the Company’s brands, the future performance of the SWS business, estimates of battery category changes on a unit and value basis compared to the same period last year, Energizer’s market share in the alkaline battery category and retailer inventory levels for battery products, SWS market share in both total wet shaving products and blades categories, projected annual integration savings, and cost savings related to the Voluntary Enhanced Retirement Option, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. General economic and political conditions can impact competitive conditions in all product categories, and competitive activity, currency fluctuations, the market performance of new products, and their impact on legacy products, and general economic conditions will impact the performance of the SWS business in future periods. Continuing investment in the Company’s brands may be impacted by alternative uses for the Company’s cash flow, retailer and consumer reactions to such investments, and competitive activity. Energizer’s estimates of battery category unit and value changes, retail and consumer consumption of its battery products, Energizer and SWS market share, and retailer inventory levels, may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying excess inventories at this time, or if those retailers elect to further contract their inventory levels. Opportunities to integrate SWS activities with those of Energizer’s may be more limited than anticipated due to changes in market or competitive conditions, systems or personnel issues, or other operational reasons, and as a result projected annual savings may not materialize. Anticipated long-term cost savings associated with job eliminations or replacements with lower-priced workers as a result of the Voluntary Enhanced Retirement Option may not materialize, depending upon longer-term production needs and the competitive job markets in communities where Energizer’s facilities are located. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2003, its quarterly report on Form 10Q for the period ended December 31, 2003, March 31, 2004, and June 30, 2004, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003

Net sales	$ 756.2	$ 703.5	$ 2,812.7	$ 2,232.5

Cost of products sold	387.0	400.2	1,404.0	1,274.2
Selling, general and administrative expense	158.9	129.9	542.1	382.8
Advertising and promotion expense	107.4	86.8	403.3	251.0
Research and development expense	20.5	17.4	74.0	51.5
Intellectual property rights income	-	-	(1.5)	(8.5)
Interest expense	9.3	8.9	30.8	28.2
Other financing items, net	-	16.8	2.0	15.7

Earnings before income taxes	73.1	43.5	358.0	237.6

Income tax provision	(12.8)	(10.5)	(90.6)	(67.7)

Net earnings	$60.3	$33.0	$267.4	$169.9

Earnings per share
Basic	$0.79	$0.39	$3.32	$1.98
Diluted	$0.77	$0.38	$3.21	$1.93

Weighted average shares of common stock - Basic	75.9	84.7	80.6	85.9
Weighted average shares of common stock - Diluted	78.8	87.6	83.4	88.2

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2004
(Dollars in millions - Unaudited)

Note 1 - Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 - The Company’s operations are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, major restructuring charges and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Historical segment sales and profitability for the quarter and the year ended September 30, 2004 and 2003, respectively, are presented below. All prior periods have been restated to conform to the current presentation.

	Historical		Historical
	Quarter Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003

Net Sales
North America Battery	$331.7	$286.4	$1,117.6	$1,041.9
International Battery	204.4	190.0	827.0	757.6
Total Battery	536.1	476.4	1,944.6	1,799.5
Razors and Blades	220.1	227.1	868.1	433.0
Total Net Sales	$756.2	$703.5	$2,812.7	$2,232.5

	Historical		Historical
	Quarter Ended September 30,		Year ended September 30,
	2004	2003	2004	2003

Profitability
North America Battery	$88.9	$78.4	$298.2	$283.5
International Battery	31.3	33.2	147.7	122.4
R&D Battery	(9.8)	(9.1)	(39.9)	(36.0)
Total Battery	110.4	102.5	406.0	369.9
Razors and Blades	14.4	23.5	85.7	40.1
Total segment profitability	$124.8	$126.0	$491.7	$410.0

General corporate and other expenses	(25.8)	(22.0)	(81.4)	(50.3)
Additional cost - acquisition inventory valuation	-	(33.5)	-	(89.7)
Intellectual property rights income	-	-	1.5	8.5
Special pension termination benefit	(15.2)	-	(15.2)	-
Gain on Sale of Property	-	-	-	5.7
Amortization	(1.4)	(1.3)	(5.8)	(2.7)
Interest and other financing items	(9.3)	(25.7)	(32.8)	(43.9)
Total earnings before income taxes	$73.1	$43.5	$358.0	$237.6

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		Year ended September 30,
	2004	2003	2004	2003
Net Sales by Product Line
Alkaline Batteries	$356.2	$316.7	$1,284.0	$1,202.4
Carbon Zinc Batteries	65.1	59.7	247.9	237.4
Other Batteries and Lighting Products	114.8	100.0	412.7	359.7
Razors and Blades	220.1	227.1	868.1	433.0
Total Net Sales	$756.2	$703.5	$2,812.7	$2,232.5

Note 3 - On March 28, 2003, the Company acquired the SWS business from Pfizer, Inc. The pro forma statement of earnings and segment sales and profitability for the year ended September 30, 2003 is presented below. This statement represents the Company’s results as if the acquisition of SWS had occurred on October 1, 2002. Such results have been prepared by adjusting the Company’s historical results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The pro forma statements do not include any cost savings occurring from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting. This pro forma earnings statement is based on, and should be read in conjunction with the Company’s historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filings of May 30, 2003.

SWS inventory acquired in the acquisition was valued as if the Company were a distributor purchasing the inventory. In 2003, this resulted in a one-time allocation of purchase price to acquired inventory which was $89.7 higher than the historical manufacturing cost of SWS (the Write-Up). Inventory value and cost of products sold were based on post acquisition SWS production costs for all product manufactured after the acquisition date. During the year ended September 30, 2003, the entire $89.7 Write-Up was recognized in cost of products sold, reducing net earnings by $58.3, after taxes.

	Historical	Pro Forma
	Year Ended	Year Ended
	September 30,	September 30,
	2004	2003

Net sales	$2,812.7	$2,544.5

Cost of products sold	1,404.0	1,338.4
Selling, general and administrative expense	542.1	455.6
Advertising and promotion expense	403.3	307.6
Research and development expense	74.0	66.2
Intellectual property rights income	(1.5)	(8.5)
Interest expense	30.8	42.7
Other financing items, net	2.0	17.7

Earnings before income taxes	358.0	324.8

Income tax provision	(90.6)	(98.6)

Net earnings	$267.4	$226.2

Earnings per share
Basic	$3.32	$2.63
Diluted	$3.21	$2.56

Weighted average shares of common stock - Basic	80.6	85.9
Weighted average shares of common stock - Diluted	83.4	88.2

	Historical	Pro Forma
	Year Ended	Year Ended
	September 30,	September 30,
	2004	2003
Net Sales
North America Battery	$1,117.6	$1,041.9
International Battery	827.0	757.6
Total Battery	1,944.6	1,799.5
Razors and Blades	868.1	745.0
Total Net Sales	$2,812.7	$2,544.5

	Historical	Pro Forma
	Year Ended	Year Ended
	September 30,	September 30,
	2004	2003

Profitability
North America Battery	$298.2	$283.5
International Battery	147.7	122.4
R&D Battery	(39.9)	(36.0)
Total Battery	406.0	369.9
Razors and Blades	85.7	56.9
Total segment profitability	$491.7	$426.8

General corporate and other expenses	(81.4)	(50.3)
Intellectual property rights income	1.5	8.5
Special pension termination benefits	(15.2)	-
Gain on sale of property	-	5.7
Amortization	(5.8)	(5.5)
Interest and other financing items	(32.8)	(60.4)
Total earnings before income taxes	$358.0	$324.8

Note 4 - Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.